UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2026

REGENXBIO Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37553	47-1851754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9804 Medical Center Drive
Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 552-8181

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On July 16, 2026, REGENXBIO Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Leerink Partners LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the offer and sale of 10,003,889 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $9.00 per share, and pre-funded warrants (the “Pre-funded Warrants”) to purchase 1,111,111 shares of Common Stock (the “Warrant Shares” and, together with the Shares (as defined below) and the Pre-funded Warrants, the “Securities”) at a price of $8.9999 per Pre-funded Warrant, which represents the public offering price per share less the $0.0001 per share exercise price of each Pre-funded Warrant. The Company also granted the Underwriters a 30-day option to purchase up to an additional 1,667,250 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”).

On July 17, 2026, the Underwriters exercised their option to purchase the Optional Shares in full. The net proceeds to the Company from the offering, including the proceeds from the exercise by the Underwriters of their option to purchase the Optional Shares, are expected to be approximately $107.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. The offering is expected to close on July 20, 2026, subject to the satisfaction of customary closing conditions.

The Pre-funded Warrants will have an exercise price of $0.0001 per share, which is subject to adjustment in the event of certain stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The Pre-funded Warrants are exercisable at any time after their original issuance and do not expire. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of Common Stock purchased upon such exercise. Except by virtue of a holder’s ownership of shares of our Common Stock, the holder of a Pre-funded Warrant does not have any rights or privileges of a holder of our Common Stock, including any voting rights, until such holder exercises the Pre-funded Warrant and receives the underlying Common Stock.

The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333- 291816), which was previously filed with the U.S. Securities and Exchange Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The Underwriting Agreement is not intended to provide any other factual information about the Company.

Certain of the Underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for the Company and its affiliates for which they have received, and may in the future receive, customary fees.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The form of Pre-funded Warrant is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing descriptions of the terms of the Underwriting Agreement and Pre-funded Warrant are qualified in its entirety by reference to the Underwriting Agreement and form of Pre-funded Warrant, respectively. The legal opinion of Covington & Burling LLP relating to the Securities being offered is filed herewith as Exhibit 5.1.

On July 17, 2026, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 16, 2026, among REGENXBIO Inc. and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Leerink Partners LLC and Mizuho Securities USA LLC, as representatives of the Underwriters.

4.1	Form of Pre-funded Warrant.

5.1	Opinion of Covington & Burling LLP.

23.1	Consent of Covington & Burling LLP (included as part of Exhibit 5.1).

99.1	Press release dated July 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: July 20, 2026	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II Executive Vice President, Chief Strategy & Legal Officer